                                                                    EXHIBIT 99.1

                             [LOGO OF TICKETMASTER]


                       TICKETMASTER REPORTS SECOND QUARTER
                             EBITDA* INCREASE OF 99%

           STRONG VOLUME GROWTH IN TICKETING AND PERSONALS OPERATIONS;
                     CITYSEARCH NARROWS LOSSES SIGNIFICANTLY

         COMPANY REPORTS CASH EPS** OF $0.14 FOR THE SECOND QUARTER 2001

Los Angeles, CA - July 24, 2001 - Ticketmaster (NASDAQ: TMCS) today released quarterly and six month results for the period ended June 30, 2001.

Revenues in the second quarter of 2001 increased 12.6 percent over the comparable year-ago period to $187.0 million. EBITDA* in the second quarter of 2001 was $27.3 million, compared to EBITDA* of $13.7 million in the year ago quarter, an improvement of 98.7 percent. Cash EPS** was $0.14 per share compared with $(0.02) per share in the year ago quarter. First Call consensus for Cash EPS** for the second quarter of 2001 was $0.09 per share.

For the six-month period ended June 30, 2001, total company revenues were $358.1 million, compared to $315.2 million in the year ago period, an increase of 13.6 percent. EBITDA* for the six-month period was $46.1 million in 2001, compared to $22.1 million in 2000, an increase of 108.6 percent over the prior year period. Prior period comparisons are based on pro forma results for the prior periods assuming that the combination with Ticketmaster Corporation occurred on January 1, 2000. For a complete presentation of the results, please see the financial tables attached to this press release.

-------------
(*EBITDA - earnings before interest, taxes, depreciation, amortization, merger and other transaction costs, minority interest, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation, equity income/loss of unconsolidated affiliates, investment losses, net and other income and expenses. **Cash EPS - basic earnings per share excluding amortization, merger and other transaction costs, equity in income/loss of unconsolidated affiliates, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation and investment losses, net).

FINANCIAL RESULTS

                                           Three Months Ended                        Six Months Ended
                                                June 30,                                 June 30,
                             ----------------------------------------------------------------------------------
$ IN THOUSANDS                       2001        2000(a)        Change        2001        2000(a)        Change
---------------------------------------------------------------------------------------------------------------
Revenues
  Ticketing operations            $163,898      $143,020         14.6%      $314,006      270,981         15.9%
  City guide                        12,389        12,759         (2.9)%       24,773       22,836          8.5%
  Personals                         10,666         7,480         42.6%        19,209       14,378         33.6%
  Other                                  0         2,789            NM           149        7,047            NM
                             ----------------------------------------------------------------------------------
Total  Revenue                    $186,953      $166,048         12.6%      $358,137     $315,242         13.6%
---------------------------------------------------------------------------------------------------------------


                                           Three Months Ended                        Six Months Ended
                                                June 30,                                 June 30,
                             ----------------------------------------------------------------------------------
$ IN THOUSANDS                       2001        2000(a)        Change        2001        2000(a)        Change
---------------------------------------------------------------------------------------------------------------
EBITDA
  Ticketing operations            $ 35,521     $ 31,567          12.5%      $ 65,754     $ 58,951         11.5%
  City guide                        (8,288)     (13,731)         39.6%       (17,288)     (29,261)        40.9%
  Personals                          2,843        1,660          71.3%         3,107        2,563         21.2%
  Corporate and other               (2,762)      (5,752)         52.0%        (5,506)     (10,173)        45.9%
                             ----------------------------------------------------------------------------------
Total  EBITDA                     $ 27,314     $ 13,744          98.7%       $46,067     $ 22,080        108.6%
---------------------------------------------------------------------------------------------------------------

(a) The unaudited financial information for 2000 gives effect to the combination with Ticketmaster Corporation as if the combination had occurred at the beginning of the year. The unaudited results of operations are based on accounting for the combination at historical cost in a manner similar to that in pooling-of-interests accounting.

"We are extremely pleased with our second quarter performance. We over delivered on the top and bottom lines. As important, we continued to secure our position as the premier company providing people with access to and information about the things people most want to do," said John Pleasants, president and chief executive officer.

SECOND QUARTER HIGHLIGHTS INCLUDE:

o    Gross ticketing transaction value exceeded $1 billion, first quarter ever.

o    Internet ticket sales grew to 33.2 percent of all tickets, an increase of
     37.6 percent over the prior year period.

o Incremental advertising and direct marketing revenue contributed $0.21 per ticket sold compared to $0.18 in the first quarter of 2001.

o Match.com paying subscriber members exceeded 200,000, an increase of 38 percent since the fourth quarter of 2000.

o Citysearch increased its unique users to 4.5 million in June, up 28.6 percent since January 2001.

o    City guide EBITDA losses were reduced for the fifth consecutive quarter.

TICKETING OPERATIONS

Second quarter revenues from Ticketing operations were $163.9 million, compared with $143.0 million in the year ago quarter, an increase of 14.6 percent. The revenue increase reflects the strength of international ticketing operations, a
6.8 percent increase in revenue per ticket (from $5.89 to $6.29), an increase in the number of tickets sold and the acquisition of ReserveAmerica in February 2001. Tickets sold increased from 22.3 million in the second quarter of 2000 to
23.6 million in the second quarter of 2001. Gross transaction value for the second quarter of 2001 was more than $1.0 billion, representing the first time the Company has achieved a billion dollar gross transaction value in a single quarter. The second quarter 2001 results compare to $880.9 million in the year ago quarter, an increase of 15.3 percent.

Revenue from Ticketing operations in international markets increased 23.0 percent in the second quarter over the comparable year-ago period, primarily reflecting strong growth in the United Kingdom and Canada as well as an increased interest in Ticketmaster Ireland. "We continue to view international markets as a high growth area and are committed to expanding our presence in both existing and new foreign markets," said Pleasants.

The Company continued to improve its advertising and direct marketing revenue, capitalizing on the Company's relationship with millions of purchasing consumers. In the second quarter, revenue from such sources incremental to traditional ticketing revenue such as advertising and telephone marketing equaled $0.21 per ticket sold compared to $0.18 in the first quarter of 2001, primarily driven by increased advertising on ticket backs, envelopes and banners.

EBITDA from Ticketing operations in the second quarter of 2001 was $35.5 million compared with $31.6 million, an increase of 12.5 percent. Ticketing operations delivered strong EBITDA while continuing to invest in both geographic growth and the development of new products and services.

Online ticketing revenue was $59.9 million, compared to $41.2 million a year ago, an increase of 45.6 percent. The percentage of tickets sold online was 33.2 percent compared with 29.5 percent in the first quarter of 2001. Among the factors contributing to the increase in online sales was an increase in the number of online pre-sales, including for Madonna, Aerosmith, Sugar Ray and Pantera. Gross transaction value in the second quarter for online ticket sales was $379.1 million compared to $249.8 million in the year ago quarter.

CITY GUIDE

Revenue from City guide was $12.4 million in the second quarter of 2001, a 2.9 percent decrease from $12.8 million in the comparable year-ago period. EBITDA from City guide in the second quarter was a loss of $8.3 million compared with a loss of $13.7 million a year ago, a 39.6 percent improvement. In the second quarter, City guide unique users reported a monthly average of 4.7 million unique users. Page views increased to 212 million in the same period, an increase of 73.8 percent over the year ago period.

"Against the backdrop of significant double digit revenue declines reported by advertising-based Internet companies, we are pleased with Citysearch's ability to sustain its core revenue base and reduce EBITDA losses," said Pleasants. "We continue to see significant advertiser interest in Citysearch driven by its ability to deliver a truly unique audience. We are confident our Citysearch products are producing results for our clients as evidenced by increased advertiser satisfaction rates."

As first announced in July of 2000, Citysearch continued its initiative to revamp and improve its already leading city guides. A complete redesign of the city guides, which was completed at the end of 2000, introduced new, targeted advertising units and paved the way for new verticals, such as automobile and real estate. These changes have resulted in more effective products for clients and have given Citysearch the ability to leverage its operational structure and reduce costs without compromising on quality. Since year-end 2000, Citysearch has reduced its headcount by 162. As a result of these changes, Citysearch was able to significantly reduce its EBITDA loss in the second quarter of 2001.

In the second quarter, Citysearch continued to expand its original content by adding user reviews to its sites. Since its inception in March of this year, 60,000 user reviews have been posted on categories ranging from restaurants to movies, expanding on the original editorial content already available on Citysearch.

Citysearch also announced it would further expand its content through an internally developed local search engine, significantly broadening the depth and richness of its offering. "We believe the Internet has disappointed consumers by failing to provide an effective local search engine. We are confident our new product, which will include user reviews of service providers from security systems to fitness centers, will add a qualitative element currently missing in local searches. This new product which will launch in September will also extend Citysearch's reach beyond arts and entertainment," said Pleasants.

In July, USA Networks (Nasdaq: USAI), which is a controlling shareholder of Ticketmaster, announced its plan to acquire approximately 75 percent of Expedia (Nasdaq: EXPE). "We view USA Network's plan to acquire control of Expedia as a great development for Citysearch and the Ticketmaster family of properties. We are in the unique position of having the products and resources to help travelers with the proverbial last mile of their trip by providing local information, tickets and access to where they want to go and what they want to do in a city. We are confident that this development will help us deepen and further monetize our involvement in travel," said Pleasants.

PERSONALS

Second quarter revenue from the personals business was $10.7 million, an increase of 42.6 percent from the year ago quarter. EBITDA in the second quarter increased to $2.8 million, from $1.7 million a year ago, an increase of 71.3 percent.

"The strong performance in our personals business reflects our ability to gain traction as the clear leader in the paid online personals space, supported by our partners such as MSN and America Online. Our partners and affiliates' ability to successfully drive traffic to Match has enabled us to reduce our marketing spend while still demonstrating strong top line growth," said Pleasants. "In the second quarter, we also successfully re-launched the Match.com site which provides our users with increased functionality while providing us with increased scalability."

The Company's personals operations attracted a monthly average of 2.4 million unique users in the second quarter of 2001, a 70.7 percent increase over the year ago period. At end of the second quarter of 2001, the personals operations had 216,607 paying subscription members compared to 156,945 at year-end 2000, an increase of 38.0 percent in the first six months of 2001.

CORPORATE AND OTHER

In the second quarter of 2001, Corporate and other reported no revenue due to the transfer of the Company's electronic commerce service operation (in the second quarter of 2000) and TM Realty operation (in connection with the combination of Ticketmaster Corporation and Ticketmaster Online-Citysearch) to USA Networks, Inc. The EBITDA loss from Corporate and other improved from a loss of $5.8 million in the second quarter of 2000 to a loss of $2.8 million in the second quarter of 2001, largely reflecting these same transfers.

AUDIENCE AND TRAFFIC HIGHLIGHTS

Total online network traffic grew significantly during the quarter to an estimated 1.4 billion page views, an increase of 73.7 percent from the year ago quarter. In June, according to Jupiter Media Metrix, Ticketmaster's combined reach among home and work users was 11.8 percent and unique users was 10.8 million, an increase of 51 percent from the year ago comparable period.

TICKETMASTER ADVERTISING ON USA NETWORKS

During the quarter USA Networks provided advertising and promotional support to Citysearch as well as to certain partners of the Company in connection with strategic relationships. The Company recorded a non-cash charge of approximately $5.8 million in the second quarter of 2001 related to such support.

CONFERENCE CALL

The Company will host a conference call to discuss its second quarter results which is open to all parties. The call will be held on Tuesday, July 24, 2001 at 4:30 p.m. Eastern Time. Those parties in the United States and Canada interested in participating in the telephone conference should call (312) 470-0017 (toll call) and use pass code TICKETMASTER or listen on the Web at www.abouttmcs.com. In order to ensure participation, please dial in 15 minutes prior to the scheduled time.

Replays of the conference call will begin approximately one hour after its completion and will run until 8:00 p.m. Eastern Time on July 31, 2001. To hear the replay, parties in the United States and Canada should call 402-530-7914 (toll call). An online replay of the conference call will be available at www.abouttmcs.com.

ABOUT TICKETMASTER

Ticketmaster (NASDAQ: TMCS), the world's leading ticketing and access company, sells 83 million tickets valued at more than 3.2 billion dollars, through approximately 3,800 retail Ticket Center outlets; 20 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 6,200 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters. The Company also operates Citysearch, a leading online local network enabling people to get the most out of their city and Match.com, the premier online matchmaking service. Located in Los Angeles, California, Ticketmaster is majority owned by USA Networks, Inc. (NASDAQ: USAI) and is a part of its Interactive Group. Ticketmaster was formed through the combination of the operations of Ticketmaster Online-Citysearch and Ticketmaster Corporation in January 2001 and renamed Ticketmaster.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about Ticketmaster (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: that the Company may not realize the synergies and other intended benefits of the combination of Ticketmaster and Ticketmaster Online-Citysearch; that the Company may have difficulty overcoming problems associated with rapid expansion and growth; the dependence of the Company's business on entertainment, sporting and leisure events; quarterly fluctuations in the Company's revenues which could adversely affect the market price of the Company's stock; the risks of operating internationally; the dependence of the Company on its relationships with clients; the Company's future capital needs and the uncertainty of additional financing; the Company's dependence on key personnel and need to hire additional qualified personnel; control of the Company by USA Networks, Inc.; the potential for conflicts of interest between the Company and USA Networks, Inc.; the Company's need to continue to promote its brands; risks associated with competition; the Company's reliance on third party technology; network security risks; the Company's need to be able to adapt to rapid technological changes; liability associated with the information displayed or accessed on the Company's web sites; intellectual property infringement risks; risks associated with changing legal requirements on the Company's operations, including privacy concerns; litigation risks; the dilutive effect of future acquisitions; risks associated with the failure to maintain the Company's domain names; the risk to its stock price associated with the Company's anti-takeover provisions; and the risk associated with ongoing litigation and governmental investigations relating to the Company's business practices. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Ticketmaster is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.

                                  TICKETMASTER
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except share information)

                                                                                       JUNE 30,        DECEMBER 31,
                                                                                          2001             2000
                                                                                      -----------      ------------
                                                                                      (unaudited)           (a)
                                ASSETS
Current assets:
     Cash and cash equivalents...................................................     $   132,555      $   120,809
     Marketable securities.......................................................           5,692            7,938
     Accounts receivable, ticket sales...........................                          38,003           32,395
     Accounts receivable, trade..................................................          30,096           29,710
     Contract advances...........................................................          11,534           10,551
     Prepaid expenses and other current assets...................................          16,269           14,905
                                                                                      -----------      -----------
         Total current assets....................................................         234,149          216,308
Property, equipment and leasehold improvements, net..............................          73,491           88,386
Goodwill and other intangibles, net..............................................       1,122,768        1,185,948
Due from USAi....................................................................           2,987               --
Other assets.....................................................................          68,367           52,301
Deferred income taxes, net.......................................................           3,807            3,391
                                                                                      -----------      -----------
         Total assets............................................................     $ 1,505,569      $ 1,546,334
                                                                                      ===========      ===========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt...........................................     $       142      $     4,778
     Accounts payable, trade.....................................................          11,706           10,652
     Accounts payable, clients...................................................         125,027           97,687
     Accrued expenses............................................................          64,943           67,618
     Deferred revenue and other..................................................          15,008           14,764
                                                                                      -----------      -----------
         Total current liabilities...............................................         216,826          195,499
Long-term debt, net of current portion...........................................           6,887           13,092
Due to USAi and affiliates.......................................................              --          181,411
Other long-term liabilities......................................................          25,788            9,347
Minority interest................................................................           2,125            4,631
Stockholders' equity:
     Common stock................................................................           1,415            1,410
     Additional paid-in capital..................................................       1,698,240        1,516,484
     Accumulated deficit.........................................................        (441,036)        (371,922)
     Accumulated other comprehensive loss........................................          (4,676)          (3,618)
                                                                                      -----------      -----------
         Total stockholders' equity..............................................       1,253,943        1,142,354
                                                                                      -----------      -----------
             Total liabilities and stockholders' equity..........................     $ 1,505,569      $ 1,546,334
                                                                                      ===========      ===========

                                  TICKETMASTER
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share information)


                                                                  THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                                 -----------------------------      ----------------------------
                                                                     2001             2000             2001             2000
                                                                 -----------      ------------      -----------      -----------
                                                                                            (unaudited)
Revenues:
     Ticketing operations....................................    $   163,898       $   143,020      $   314,006      $   270,981
     City guide..............................................         12,389            12,759           24,773           22,836
     Personals...............................................         10,666             7,480           19,209           14,378
     Other...................................................             --             2,789              149            7,047
                                                                 -----------       -----------      -----------      -----------
         Total revenues......................................        186,953           166,048          358,137          315,242
                                                                 -----------       -----------      -----------      -----------
Operating costs and other expenses:
     Ticketing operations....................................        104,252            90,886          198,350          171,469
     City guide operations...................................         10,430            11,730           21,294           22,660
     Personals operations....................................          3,146             2,194            5,825            4,652
     Other...................................................             --             5,077              142           11,007
     Sales and marketing.....................................         23,220            20,220           45,059           40,112
     General and administrative..............................         24,780            22,540           52,020           44,099
     Depreciation and amortization...........................         51,620            51,223          102,726           98,997
                                                                 -----------       -----------      -----------      -----------
         Total operating costs and other expenses............        217,448           203,870          425,416          392,996
                                                                 -----------       -----------      -----------      -----------
Loss from operations.........................................        (30,495)          (37,822)         (67,279)         (77,754)
                                                                 -----------       -----------      -----------      -----------
Other (income) expenses:
     Interest income.........................................           (727)             (851)          (1,302)          (2,177)
     Interest expense........................................            783             1,995            2,432            3,918
     Equity in net (income) loss of unconsolidated affiliates           (426)              122             (941)           1,992
                                                                 -----------       -----------      -----------      -----------
         Total other (income) expenses.......................           (370)            1,266              189            3,733
                                                                 -----------       -----------      -----------      -----------
Loss before income taxes and minority interest...............        (30,125)          (39,088)         (67,468)         (81,487)
Minority interest in loss....................................         (1,008)             (198)          (1,560)            (566)
Income tax provision.........................................            364             6,899            3,206           12,998
                                                                 -----------       -----------      -----------      -----------
Net loss ....................................................    $   (29,481)      $   (45,789)     $   (69,114)     $   (93,919)
                                                                 ===========       ===========      ===========      ===========
Basic and diluted net loss per share.........................    $     (0.21)      $     (0.33)     $     (0.49)     $     (0.68)
                                                                 ===========       ===========      ===========      ===========
Shares used to compute basic and diluted net loss per
     share...................................................        141,355           138,753          141,212          138,081
                                                                 ===========       ===========      ===========      ===========
Supplemental Financial Information(b)
EBITDA(c)                                                        $    27,314       $    13,744      $    46,067      $    22,080
                                                                 ===========       ===========      ===========      ===========
Cash EPS(d)                                                      $      0.14       $     (0.02)     $      0.20      $     (0.05)
                                                                 ===========       ===========      ===========      ===========

Notes:

(a) The December 31, 2000 balance sheet represents the combination of Ticketmaster Online-Citysearch and Ticketmaster Corporation. This combination was accounted for as an exchange of assets between entities under common control in a manner similar to the pooling of interests method of accounting.

(b) The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.

(c) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, merger and other transaction costs, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates, investments losses, net and other income/expense.

(d) Cash EPS is defined as basic earnings per share excluding amortization, merger and other transactions costs, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates and investment losses, net.


FOR MORE INFORMATION:
MEDIA:
Kandus Kane, Ticketmaster, 213-639-8821; kandus.kane@ticketmaster.com Eric Jaffe, Ticketmaster, 213-639-8823; eric.jaffe@ticketmaster.com
INVESTORS:
Mary McAboy, Ticketmaster, 213-639-8819; mary.mcaboy@ticketmaster.com


Ticketmaster's corporate headquarters is located at 3701 Wilshire Boulevard, Los Angeles, California, 90010; 213-639-6100; info@citysearch.com.